Exhibit 10.1

Execution Version

Published CUSIP Number:[_________]

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 8, 2017

Among

AVERY DENNISON CORPORATION,

as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent,

CITIBANK, N.A.,

as Syndication Agent,

JPMORGAN CHASE BANK, N.A.,

as Documentation Agent

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.

and

JPMORGAN CHASE BANK, N.A.,

as

Joint Lead Arrangers and Joint Bookrunners

i

5.02	Authority; Compliance with Other Instruments and Government Regulations	49
5.03	No Governmental Approvals Required	49
5.04	Subsidiaries	49
5.05	Financial Statements	50
5.06	No Material Adverse Change or Other Liabilities	50
5.07	Title to Assets	50
5.08	Regulated Industries	50
5.09	Litigation	50
5.10	Binding Effect	51
5.11	No Default	51
5.12	ERISA	51
5.13	Regulation U	51
5.14	Tax Liability	51
5.15	Copyrights, Patents, Trademarks and Licenses, etc.	52
5.16	Environmental Matters	52
5.17	Insurance	52
5.18	Disclosure	52
5.19	OFAC	52
5.20	Anti-Corruption Laws	53
5.21	EEA Financial Institutions	53

ARTICLE VI.	AFFIRMATIVE COVENANTS	53

6.01	Financial and Business Information	53
6.02	Certificates; Other Information	54
6.03	Notices	54
6.04	Payment of Taxes and Other Potential Liens	55
6.05	Preservation of Existence	55
6.06	Maintenance of Properties	56
6.07	Maintenance of Insurance	56
6.08	Compliance with Laws	56
6.09	Inspection Rights	56
6.10	Keeping of Records and Books of Account	57
6.11	ERISA Compliance	57
6.12	Environmental Laws	57
6.13	Use of Proceeds	57
6.14	Anti-Corruption Laws	57

ARTICLE VII.	NEGATIVE COVENANTS	57

7.01	Type of Business	57
7.02	Liens	57
7.03	Investments	59
7.04	Sale of Assets or Merger	59
7.05	Financial Covenants	59
7.06	Use of Proceeds	60
7.07	Sanctions, Anti-Corruption Laws	60

ARTICLE VIIA.	LIMITATION ON SUBSIDIARY DEBT	60

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT	60

8.01	Events of Default	60
8.02	Remedies Upon Event of Default	62
8.03	Application of Funds	62

ARTICLE IX.	ADMINISTRATIVE AGENT	63

9.01	Appointment and Authority	63
9.02	Rights as a Lender	63
9.03	Exculpatory Provisions	63
9.04	Reliance by Administrative Agent	64
9.05	Delegation of Duties	65
9.06	Resignation of Administrative Agent	65
9.07	Non-Reliance on Administrative Agent and Other Lenders	66
9.08	No Other Duties, Etc.	66
9.09	Administrative Agent May File Proofs of Claim	66

ARTICLE X.	MISCELLANEOUS	67

10.01	Amendments, Etc.	67
10.02	Notices; Effectiveness; Electronic Communication	69
10.03	No Waiver; Cumulative Remedies; Enforcement	71
10.04	Expenses; Indemnity; Damage Waiver	72
10.05	Payments Set Aside	74
10.06	Successors and Assigns	74
10.07	Treatment of Certain Information; Confidentiality	79
10.08	Right of Setoff	80
10.09	Interest Rate Limitation	80
10.10	Counterparts; Integration; Effectiveness	80
10.11	Survival of Representations and Warranties	81
10.12	Severability	81
10.13	Replacement of Lenders	81
10.14	Governing Law; Jurisdiction; Etc.	82
10.15	Waiver of Jury Trial	83
10.16	California Judicial Reference	83
10.17	No Advisory or Fiduciary Responsibility	84
10.18	Electronic Execution of Assignments and Certain Other Documents	84
10.19	USA PATRIOT Act	85
10.20	Time of the Essence	85
10.21	Judgment Currency	85
10.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	85
10.23	No Lender is an Employee Benefit Plan	86

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
5.04	Subsidiaries
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	U.S. Tax Compliance Certificate

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of November 8, 2017, among AVERY DENNISON CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), CITIBANK, N.A., as Syndication Agent (the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as Documentation Agent (the “Documentation Agent”).

RECITALS

WHEREAS, the Borrower, certain banks and financial institutions (the “Original Lenders”), and Bank of America, N.A., as administrative agent, are parties to that certain Third Amended and Restated Revolving Credit Agreement dated as of October 3, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing prior to the Restatement Date, the “Original Credit Agreement”); and

WHEREAS, the Borrower has requested and the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent have agreed, subject to the terms and conditions set forth herein, to amend and restate the Original Credit Agreement in its entirety as set forth herein in order to make Loans available for working capital and other general corporate purposes as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent agree that the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I.  DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Restatement Date, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any Person which have ordinary voting power for the election of directors or (c) acquires control of at least a majority ownership interest in any Person.

“Additional Lender” has the meaning specified in Section 2.13(b).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders in accordance with Section 10.02(d).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any specified Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such specified Person.  “Control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person, provided that, in any event, any Person which owns directly or indirectly 50% or more of the securities having ordinary voting power for the election of directors or other governing body of any other Person or 50% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.21.

“Alternative Currency” means each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurocurrency Rate	Drawn Cost	Base Rate
1	A-/A3 or better	0.090%	0.910%	1.00%	0%
2	BBB+/Baa1	0.110%	1.015%	1.125%	0.015%
3	BBB/Baa2	0.150%	1.100%	1.250%	0.100%
4	BBB-/Baa3	0.200%	1.175%	1.375%	0.175%
5	BB+/Ba1 or worse	0.250%	1.375%	1.625%	0.375%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon a Debt Rating of BBB/Baa2.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS, CGMI and JPMorgan Chase Bank, N.A. (or any affiliate of JPMorgan Chase Bank, N.A.), in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Restatement Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located or the State of New York or the State of California and (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“CGMI” means Citigroup Global Markets Inc. and its successors.

“Cash Equivalents” means, when used in connection with any Person, the Person’s Investments in:

(a)        Government Securities due within one year after the date of the making of the Investment;

(b)        certificates of deposit issued by, bank deposits in, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any Lender or any bank doing business in and incorporated under the laws of the United States or any state thereof, or Canada and having on the date of such Investment combined capital, surplus, and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

(c)        readily marketable commercial paper of corporations doing business in and incorporated under the laws of the United States or any state thereof, Canada or any province thereof, given on the date of such Investment at least “Prime-2” or “A-2” (or the equivalent grade) credit rating by NCO/Moody’s Commercial Paper Division of Moody’s or S&P, in each case due within six months after the date of the making of the Investment.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Borrower’s assets and the Borrower’s Subsidiaries’ assets, taken as a whole, to any Person, other than the Borrower or one of the Borrower’s Subsidiaries;

(b)     the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Borrower’s outstanding Voting Stock or other Voting Stock into which the Borrower’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(c)     the first day on which a majority of the members of the Borrower’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Borrower becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no “person” (other than a holding company satisfying the requirements of this sentence) is the “beneficial owner”, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Debt” means, at any date, the Debt of the Borrower and the Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication, to the extent deducted in the determination of such Consolidated Net Income, (a) Consolidated Interest for such period, (b) the provision for income taxes for such period, (c) depreciation and amortization expense for such period and (d) non-cash expenses of Borrower and the Consolidated Subsidiaries reducing such Consolidated Net Income, which do not represent usage of cash in such period or any future period.

“Consolidated Interest” means, as of any date of determination, the interest expense of the Borrower and the Consolidated Subsidiaries for the twelve month fiscal period then ended, determined and consolidated in conformity with GAAP.

“Consolidated Net Income” means, for any fiscal year, the consolidated net income of the Borrower and the Consolidated Subsidiaries for that period, determined and consolidated in conformity with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the consolidated net worth of the Borrower and the Consolidated Subsidiaries, determined in accordance with GAAP.

“Consolidated Subsidiary” or “Consolidated Subsidiaries” means any Subsidiary or Subsidiaries of the Borrower whose financial statements are consolidated with the financial statements of the Borrower in conformity with GAAP.

“Consolidated Total Tangible Assets” means, as of any date of determination, all assets of the Borrower and the Consolidated Subsidiaries that in conformity with GAAP should be reflected in the asset side of a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as of such date of determination, excluding any Intangible Assets.

“Continuing Directors” means, as of any date of determination, any member of the Borrower’s Board of Directors who (a) was a member of such Board of Directors on the Restatement Date or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Borrower’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Current Anniversary Date” has the meaning specified in Section 2.12.

“Debt” means, as to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and deferred employee compensation obligations arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all unpaid reimbursement obligations of such Person in respect of letters of credit or similar instruments but only to the extent that either (i) the issuer has honored a drawing thereunder or (ii) payment of such obligation is otherwise due under the terms thereof, (f) all Debt secured by a Lien on real property which is otherwise an obligation of such Person, (g) all Debt of others in excess of $1,000,000 guaranteed by such Person, and (h) for the purposes of Article VIIA only, all Debt secured by a lien on mixed or personal property which is otherwise an obligation of such Person.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.12.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower and each other Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Officer” means the (a) chief executive officer of the Borrower, (b) senior vice president and chief financial officer of the Borrower, (c) vice president and treasurer of the Borrower, (d) vice president and controller of the Borrower, or (e) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.  Any document delivered hereunder that is signed by a Designated Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower and such Designated Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Documentation Agent” has the meaning specified in the introductory paragraph.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state, local and foreign laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States.

“Eurocurrency Rate” means:

(a)  with respect to any Borrowing denominated in a LIBOR Quoted Currency, the rate per annum equal to LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) with respect to any Borrowing denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and

(c) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding the foregoing, in no event shall the Eurocurrency Rate be less than 0%.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Events of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Extending Lender” has the meaning specified in Section 2.12.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) the letter agreement dated October 11, 2017, among the Borrower, the Administrative Agent and MLPFS, (ii) the letter agreement dated October 11, 2017, among the Borrower and CGMI, and (iii) the letter agreement dated October 11, 2017, among the Borrower and JPMorgan Chase Bank, N.A.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Securities” means readily marketable direct obligations of the United States or obligations fully guaranteed by the United States.

“Governmental Authority” means (a) any federal, state, county or municipal government of the United States or any other nation, or of any political subdivision thereof, whether state or local, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, regulatory or public body, or (c) any court, central bank, administrative tribunal, public utility or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions or pertaining to government, in each case whether of the United States or any other nation or supranational entity (such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Increased Commitments” has the meaning specified in Section 2.13(a).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets having no physical existence and that, in conformity with GAAP, should be classified as intangible assets, including without limitation such intangible assets as patents, trademarks, copyrights, franchises, licenses and goodwill.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each January, April, July and October and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                          no Interest Period shall extend beyond the Maturity Date.

“Investment” means, when used in connection with any Person, any investment by such Person, whether by means of purchase or other acquisition of stock or other securities or by means of loan, advance, capital contribution, guarantee, or other debt or equity participation or interest in any other Person.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Administrative Agent.

“IRS” means the United States Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions.

“Judgment Currency” has the meaning specified in Section 10.21.

“Laws” means, collectively, all federal, state. local, international and foreign laws, statutes, codes, ordinances, rules, regulations and administrative or judicial precedents or authorities, including published opinions of the court of last resort in the applicable jurisdiction, and shall include, without limitation, all of the foregoing relating to environmental matters.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in accordance with Section 10.02(d), which office may include any Affiliate of such Lender or any such domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Leverage Ratio” means, at any date, the ratio of Consolidated Debt at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro, Sterling, Yen and Swiss Franc; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any financing statement filed under the Uniform Commercial Code of any jurisdiction).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement and all other documents executed and delivered by the Borrower to the Administrative Agent or any Lender in connection herewith.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Designated Officer of the Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Maturity Date” means the later of (a) the fifth anniversary of the Restatement Date and (b) if maturity is extended pursuant to Section 2.12, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any of its Affiliates of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Commitment” means, with respect to any Original Lender, immediately prior to the effectiveness of this Agreement, the amount of such Original Lender’s commitment to make a Loan pursuant to the Original Credit Agreement.

“Original Credit Agreement” has the meaning specified in the Recitals to this Agreement.

“Original Lenders” has the meaning specified in the Recitals to this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or transfer (other than an assignment made pursuant to Section 3.06 or 10.13).

“Outstanding Amount” means with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in ERISA) which is subject to ERISA and which is from time to time maintained by the Borrower or any of its Subsidiaries.

“Person” means any natural person or entity, whether an individual, trustee, corporation, partnership, limited liability company, joint stock company, trust, unincorporated organization, union, tribe, business association or firm, joint venture, Governmental Authority, or otherwise.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” means any Lender that may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to any such Person’s securities.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the Borrower’s non-credit-enhanced senior unsecured long-term debt or fails to make a rating of the Borrower’s non-credit-enhanced senior unsecured long-term debt publicly available for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Borrower (as certified by a resolution of the Borrower’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Borrower’s non-credit-enhanced senior unsecured long-term debt is lowered by each of the Rating Agencies and such non-credit-enhanced senior unsecured long-term debt is rated below Investment Grade by each the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Borrower’s non-credit-enhanced senior unsecured long-term debt is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Borrower’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of Section 8.01(i)) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Administrative Agent in writing at the Administrative Agent’s or the Borrower’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulation T,” “Regulation U” and “Regulation X” mean, respectively, Regulation T, Regulation U and Regulation X, in each case as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Restatement Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restricted Margin Stock” means, as of any date of determination, all of the Margin Stock owned by the Borrower and its Subsidiaries to the extent that the fair market value thereof is not more than 25% of the aggregate fair market value of the assets of the Borrower and its Subsidiaries, determined on a consolidated basis.

“Revaluation Date” means with respect to any Loan, each of the following:  (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“Right of Others” means, as to any property in which a Person has an interest, any legal or equitable claim or other interest (other than a Lien) in or with respect to that property held by any other Person, and any option or right held by any other Person to acquire any such claim or other interest, including a Lien.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic or financial sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority having jurisdiction over the Borrower or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Significant Subsidiary” means a Subsidiary of the Borrower with assets in excess of 3% of Consolidated Total Tangible Assets.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent” has the meaning specified in the introductory paragraph.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Treasury Subsidiary” means Avery Dennison Treasury Management BV, a wholly-owned Subsidiary of the Borrower established for the exclusive purpose of providing treasury services to Borrower and its Consolidated Subsidiaries and issuing commercial paper, the proceeds from which are distributed, directly or indirectly, to the Borrower or one or more of its Subsidiaries, and which itself has no Subsidiaries and generates no operating revenue (other than revenue generated from customary treasury services and activities) and holds no material operating assets other than cash, Cash Equivalents, intercompany receivables and other assets relating to its treasury activities.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unrestricted Margin Stock” means, as of any date of determination, all of the Margin Stock owned by the Borrower and its Subsidiaries that is not Restricted Margin Stock.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean the lawful currency of Japan.

1.02                    Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including this Agreement and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                    Accounting Terms.  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                              Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04                    Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                    Exchange Rates; Currency Equivalents.

(a)                               The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)                              Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded up or down to the nearest unit of such Alternative Currency, with a rounding up if there is no nearest unit), as determined by the Administrative Agent.

(c)                               The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06                    Additional Alternative Currencies.

(a)                               (a)  The Borrower may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b)                              Any such request shall be made to the Administrative Agent not later than noon, ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c)                               Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

1.07                    Change of Currency.

(a)                               Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                              Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                               Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08                    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.09                    Amendment and Restatement.  On the Restatement Date and immediately prior to the effectiveness of this Agreement, no Loans are outstanding pursuant to the Original Credit Agreement.  On the Restatement Date, the Original Commitments shall be amended and restated in their entirety as Commitments hereunder. The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the Original Credit Agreement and that all such obligations are in all respects continued and outstanding as Obligations under this Agreement except to the extent such Obligations are modified from and after the Restatement Date as provided in this Agreement and the other Loan Documents.

ARTICLE II. THE COMMITMENTS AND BORROWINGS

2.01                    Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.  Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02                    Borrowings, Conversions and Continuations of Loans.

(a)                               Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than noon (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than noon (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed.  If the Borrower fails to specify a currency in a Loan Notice, then the Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)                              Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender in writing of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender in writing of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars (or in the case of Base Rate Loans, 2:00 p.m.), and not later than 1:00 p.m. in the place of payment specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                               Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)                             The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                               After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Loans.

2.03                    Prepayments.

(a)                               The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), and received by the Administrative Agent not later than noon (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) one Business Day prior to any date of prepayment of Base Rate Loans; and (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such prepayment is to be made from the proceeds of another transaction that will result in the refinancing of all of the Obligations and the termination of this Agreement, then such prepayment may be conditioned upon the closing of such refinancing transaction.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                              If the Administrative Agent notifies the Borrower at any time that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect.

2.04                    Termination or Reduction of Commitments.

(a)                               The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments in whole or in part; provided that (i) any such notice shall be received by the Administrative Agent not later than noon three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. A notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)                              The Borrower shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Administrative Agent), to terminate in whole such Defaulting Lender’s Commitment under this Section 2.04(b). The Borrower will pay an amount equal to 100% of the outstanding principal of such Defaulting Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to such Defaulting Lender hereunder and under the other Loan Documents and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Section 3.04 shall survive such release and discharge as to matters occurring prior to such date and (ii) no claim that the Borrower may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way.  The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.04(b) may not be reinstated.

2.05                    Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.  All Loans must be repaid in the same currency in which made.

2.06                    Interest.

(a)                               Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                              (i)                                  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws so long as such amount has not been paid.

(ii)                              In the event of the occurrence of an Event of Default under Section 8.01(h), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws so long as such Event of Default is continuing.

(iii)                          If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws so long as such amount has not been paid.

(iv)                          Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i), (b)(ii) and (b)(iii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws so long as such Event of Default is continuing.

(v)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                               Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07                    Fees.

(a)                               Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans), regardless of usage, subject to adjustment as provided in Section 2.14.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the Restatement Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                              Other Fees.  The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08                    Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including when the Base Rate Loan is determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09                    Evidence of Debt.

The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.10                    Payments Generally; Administrative Agent’s Clawback.

(a)                               General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                              (i)  Funding by Lenders; Presumption by Administrative Agent.  All payments to be made by a Lender to the Administrative Agent shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                              Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                               Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                             Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)                               Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11                    Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                              the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply)

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12                    Extension of Maturity Date.

The Borrower may, upon not less than 30 days’ (but not more than 45 days’) notice prior to each anniversary of the Restatement Date from and after the second anniversary of the Restatement Date (each such anniversary, “Current Anniversary Date”) to the Administrative Agent (which shall notify each Lender of receipt of such request), propose to extend the Maturity Date for an additional one-year period measured from the Maturity Date then in effect.  Each Lender shall endeavor to respond to such request, whether affirmatively or negatively (such determination to be in the sole discretion of such Lender), by notice to the Administrative Agent in writing not less than 20 days (but not more than 30 days) prior to the Current Anniversary Date.  The Administrative Agent shall, upon not less than 15 days’ notice prior to the Current Anniversary Date, notify the Borrower in writing of the Lenders’ decisions.  No Maturity Date of any Lender shall be extended unless (i) by the date 20 days prior to the Maturity Date then in effect Banks having at least 50% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments and (ii) the Administrative Agent shall have received a certificate signed by a Designated Officer dated as of such extension date in form and substance satisfactory to the Administrative Agent stating that the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) of Section 6.01 and the representations and warranties contained in Section 5.06 shall be deemed to refer to the most recent financial statements furnished pursuant to subsection (b) of Section 6.01, and that no Default has occurred and is continuing.  Any Lender which does not give such notice to the Administrative Agent by the date 20 days prior to the Maturity Date then in effect shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Lender shall terminate on its Maturity Date determined without giving effect to such requested extension.  If any Lender does not consent to a request for an extension of the Maturity Date, or is deemed not to have consented to the requested extension (each, a “Declining Lender”), and the Maturity Date has been extended for the other Lender(s) (the “Extending Lenders”), the Borrower may, prior to the end of the Current Anniversary Date, replace such Declining Lender in accordance with Section 10.13 with one or more Eligible Assignees or increase the Commitment of an Extending Lender, in an amount equal to the amount of the Commitments of the Declining Lenders, provided that, as provided in Section 2.13, the Extending Lenders shall have the right to increase their Commitments ratably up to the amount of the Declining Lenders’ Commitments before the Borrower will be permitted to substitute any other financial institution for the Declining Lenders.

2.13                    Increase in Commitments.

(a)                             After the Restatement Date, the Borrower may, upon at least thirty (30) days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the amount of the Commitments in an aggregate minimum amount of $25,000,000 and an aggregate maximum amount for all increases pursuant to this Section 2.13 not to exceed $300,000,000 (the amount of any such increase, the “Increased Commitments”) provided that the Administrative Agent shall have received a certificate signed by a Designated Officer dated as of the date of such increase in form and substance satisfactory to the Administrative Agent stating that the representations and warranties contained in Article V are true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) of Section 6.01 and the representations and warranties contained in Section 5.06 shall be deemed to refer to the most recent financial statements furnished pursuant to subsection (b) of Section 6.01 and that no Default has occurred and is continuing.

(b)                              The Borrower may offer the Increased Commitments to: (i) any Lender party to this Agreement; provided, that any Lender offered an Increased Commitment shall have no obligation to accept such Increased Commitment; or (ii) any other Eligible Assignee acceptable to the Administrative Agent and which agrees to become a party to this Agreement (an “Additional Lender”); provided that the Commitment of each such Lender or Additional Lender equals or exceeds $10,000,000.  The sum of (1) the aggregate amount of Commitment increases of any existing Lenders pursuant to this subsection (b) plus (2) the aggregate amount of any Commitments of Additional Lenders shall not in the aggregate exceed the total amount of the Increased Commitments.

(c)                               An increase in the aggregate amount of the Commitments pursuant to this Section 2.13 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

2.14                    Defaulting Lenders.  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                  Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)                              Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to

Section 10.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                          Certain Fees.  No Defaulting Lender shall be entitled to receive fees payable under Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                              Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in their sole discretion in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.                                           TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                    Taxes.

(a)                               Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Withholding Agent or the Borrower, then the Withholding Agent or Borrower shall be entitled to make such deduction or withholding.

(ii)                              If Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions, (B) the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                          If Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions, (B) Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                              Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                               Tax Indemnifications.  (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)                              Each Lender shall, and does hereby, severally indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                             Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                               Status of Lenders; Tax Documentation.

(i)                                  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                              Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)                        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                          executed originals of IRS Form W-8ECI (or any successor form);

(III)                    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(IV)                    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)                           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection (f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)                              Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)                              Defined Terms.  For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

3.02                    Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining the Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x)

the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                    Inability to Determine Rates.  If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent reasonably determines that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders reasonably determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in the case of clause (a) above, until the Administrative Agent notifies the Borrower that such circumstances no longer exist and in the case of clause (b) above, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, in the event that the Administrative Agent or Required Lenders shall make any determination of the type described in the foregoing paragraph, they shall do so in a manner consistent with the then-prevailing market practice and in a manner consistent with such Administrative Agent or Lender’s determinations with respect to loans to other similarly situated borrowers to whom it has extended credit.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this Section, the Administrative Agent, the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04                    Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)                               Increased Costs Generally.  If any Change in Law shall:

(i)                                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)                              subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest of which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such costs are not being imposed on the Borrower disproportionately in comparison with the general treatment of other similarly situated borrowers to which such Lender has extended credit.

(b)                              Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company,

if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                               Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                             Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                               Reserves on Eurocurrency Rate Loans.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which such interest or cost is payable on or with respect to such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05                    Compensation for Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which written demand shall set forth in reasonable detail the amount or amounts as necessary to compensate such Lender as specified in this Section 3.05 and be delivered to the Borrower and shall be conclusive and binding absent manifest error, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any documented loss, cost or expense incurred by it as a result of:

(a)                               any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                              any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)                               any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)                             any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds (but excluding any loss of anticipated profits) obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract entered into in connection with the Loans.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                    Mitigation Obligations; Replacement of Lenders.

(a)                               Designation of a Different Lending Office.  Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                              Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07                    Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.                                           CONDITIONS PRECEDENT

4.01                    Conditions to Restatement.  The effectiveness of this Agreement is subject to satisfaction or waiver of the following conditions precedent:

(a)                               The Administrative Agent’s receipt of the following, each of which shall be originals, e-mails (in a .pdf format followed promptly by originals), or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Designated Officer of the Borrower, each dated the Restatement Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)                                  executed counterparts of this Agreement;

(ii)                              a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Restatement Date;

(iii)                          a certificate of the Secretary or an Assistant Secretary of the Borrower certifying as to the names, offices and true signatures of the Designated Officers of the Borrower authorized to execute and deliver this Agreement and the other Loan Documents;

(iv)                          such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized, a certificate of good standing with respect to the Borrower in its jurisdiction of incorporation and a certificate of good standing showing that the Borrower is in good standing as a foreign corporation in California;

(v)                              a favorable opinion of internal counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrower and the Loan Documents as the Administrative Agent may reasonably request; and

(vi)                          a certificate signed by a Designated Officer of the Borrower (A) setting forth resolutions adopted by the Borrower’s board of directors authorizing the execution, delivery and performance of the Loan Documents by the Borrower, (B) certifying that the representations and warranties contained in Article V are true and correct in all material respects on and as of the Restatement Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (C) no Default has occurred and is continuing.

(b)                              Any fees required to be paid on or before the Restatement Date shall have been paid.

(c)                               Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, charges and disbursements of a single counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Restatement Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.

4.02                    Conditions to all Borrowings.  The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                               The representations and warranties of the Borrower contained in Article V (other than in Sections 5.06 and 5.09) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b) of Section 6.01.

(b)                              No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)                               The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d)                             In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                    Existence and Qualification; Power; Compliance with Law.

(a)                               The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  The Borrower is duly qualified or registered to transact business in California and each other jurisdiction in which the conduct of its business or the ownership of its properties make such qualification or registration necessary, except where the failure so to qualify or register would not have a Material Adverse Effect.  The Borrower has all requisite corporate power and authority to (i) conduct its business, (ii) own and lease its properties and (iii) execute, deliver and perform all of its obligations under the Loan Documents, except in each case referred to in clauses (i) and (ii), to the extent that failure to do so would not have a Material Adverse Effect.

(b)                              All outstanding shares of capital stock of the Borrower are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities and other Laws.

(c)                               The Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, would not have a Material Adverse Effect.

5.02                    Authority; Compliance with Other Instruments and Government Regulations.  The execution, delivery, and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval not heretofore obtained of any stockholder, security holder or creditor; (b) violate or conflict with any provision of the Borrower’s Organization Documents; (c) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material agreement to which Borrower is a party or affecting Borrower or the properties of Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or its property is subject; or (d) violate any provision of any Laws (including without limitation Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower, in each case under clauses (c)(ii) and (d) in a way that would have a Material Adverse Effect.

5.03                    No Governmental Approvals Required.  No authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, notice to or exemption from any of the foregoing from any Governmental Authority or any other Person is or will be necessary or required in connection with the execution, delivery, and performance by, or enforcement against, the Borrower of the Loan Documents.

5.04                    Subsidiaries.

(a)                               Schedule 5.04 hereto correctly sets forth as of September 30, 2017 the names and jurisdictions of formation of all Subsidiaries of the Borrower and states whether each is or is not a Consolidated Subsidiary.  Except for shares of capital stock or partnership interests in a Subsidiary required by applicable Laws to be held by a director or comparable official of that Subsidiary and unless otherwise indicated in Schedule 5.04 or where the failure to own all of the shares of capital stock or partnership interests in such Subsidiary would have a Material Adverse Effect, all of the outstanding shares of capital stock or partnership interests of each Subsidiary are owned beneficially by the Borrower, and, to the knowledge of the Borrower, all securities and interests so owned are duly authorized, validly issued, fully paid, non-assessable, and issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others.

(b)                              Each Subsidiary is a corporation or other legal entity duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so duly qualified and in good standing would have a Material Adverse Effect, and has all requisite legal power and authority to (i) conduct its business and (ii) own and lease its properties, except in the cases of clause (i) and (ii), where the failure to do so would not have a Material Adverse Effect.

(c)                               Each Subsidiary is in compliance with all Laws and other legal requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, would have a Material Adverse Effect.

5.05                    Financial Statements.  The Borrower has furnished to each Lender the following financial statements:  (i) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2016, and the related consolidated statements of income, Shareholders’ Equity and changes in financial position for the year then ended, together with the report of PricewaterhouseCoopers on such financial statements and (ii) the condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 2017, and the related condensed consolidated statements of income and changes in financial position for the year-to-date then ended.  The foregoing financial statements (i) are in accordance with the books and records of the Borrower and its Consolidated Subsidiaries, (ii) were prepared in accordance with GAAP applied consistently throughout the periods covered thereby and (iii) fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as at the dates and for the periods covered thereby, except as otherwise expressly noted therein and in the case of the condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 2017, subject only to normal year-end audit adjustments and the absence of footnotes.

5.06                    No Material Adverse Change or Other Liabilities.  Since December 31, 2016, there has been no event or circumstance that has had a Material Adverse Effect.  The Borrower and the Consolidated Subsidiaries do not have any material liability or material contingent liability required to be reflected or disclosed in the financial statements or notes thereto described in Section 5.05 which is not so reflected or disclosed.

5.07                    Title to Assets.  The Borrower has good and valid title to all of the assets reflected in the financial statements described in Section 5.05 (except for assets that are sold in transactions that are not prohibited by the terms of this Agreement) free and clear of all Liens and Rights of Others other than (a) those reflected or disclosed in such financial statements or notes thereto, (b) immaterial Liens or Rights of Others not required under GAAP to be so reflected or disclosed, and (c) Liens or Rights of Others permitted pursuant to Section 7.02.

5.08                    Regulated Industries.  Neither the Borrower, any Person “controlling” (as such term is defined in the definition of “Affiliate”) the Borrower, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.09                    Litigation.  There are no actions, suits, proceedings or investigations pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or any property of any of them in any court of law or before any Governmental Authority which, (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) if determined adversely to any of them, would have a Material Adverse Effect, except, with respect to the foregoing subsection (b), as referred to in the Borrower’s news releases and filings with the SEC made or filed on or prior to the Restatement Date.

5.10                    Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.11                    No Default.  No Default exists or has resulted from the incurring of any Obligations by the Borrower.  As of the Restatement Date, neither the Borrower nor any Subsidiary is in default under or with respect to any material Contractual Obligation in any respect which, individually or together with all such defaults, has had a Material Adverse Effect.

5.12                    ERISA.  (a) The actuarial present value of all vested accrued benefits under all Pension Plans does not exceed the current fair market value of the assets determined on an ongoing basis of the Pension Plans by an amount which would reasonably be expected to have a Material Adverse Effect; (b) no Pension Plan or trust created thereunder has failed to satisfy the minimum funding standards under Section 412 of the Code and Section 302 of ERISA, in each case, whether or not waived, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect; and (c) based on written information received from the respective administrators of “multiemployer plans” (as defined in ERISA) to which the Borrower or any Subsidiary contributes, the aggregate present value of the unfunded vested benefits allocable to the Borrower or such Subsidiaries under all such multiemployer plans is not an amount which would reasonably be expected to have a Material Adverse Effect; and (d) the Borrower is not and will not be (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.

5.13                    Regulation U.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for purpose of purchasing or carrying any Margin Stock within the meanings of Regulation U of the Board of Governors of the Federal Reserve System.  No part of any Borrowing will be used to buy or carry any Margin Stock, or to extend credit to others for that purpose, or for any purpose, if to do so would violate the provisions of Regulation U.

5.14                    Tax Liability.  The Borrower and its Subsidiaries have filed or caused to be filed all income tax returns which are required to have been filed by them, and have paid, or made provision for the payment of, all Taxes which have become due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except (a) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been established in accordance with GAAP or (b) where the failure to so file or pay would not have a Material Adverse Effect.

5.15                    Copyrights, Patents, Trademarks and Licenses, etc.  The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, patent rights trademarks, service marks, trade names, copyrights, contractual franchises, licenses, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, where the failure to have such rights would have a Material Adverse Effect.  To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, where such infringement would create a Material Adverse Effect.

5.16                    Environmental Matters.  The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and Environmental Claims would not, individually or in the aggregate, have a Material Adverse Effect.

5.17                    Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

5.18                    Disclosure.  No written statement made by the Borrower to the Lenders in connection with the Loan Documents or any Loan (in each case, as modified or supplemented by other information so furnished) when furnished and taken as a whole, contains or will contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and estimates, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projected information as to future events and are not to be viewed as facts, such projected information is subject to uncertainties and contingencies, many of which are beyond the Borrower’s control, no assurance can be given that any particular projected information will be realized and actual results during the period or periods covered by any such projected information may differ significantly from the projected results and such differences may be material.  There is no fact which the Borrower has not disclosed to the Lenders in writing which materially and adversely affects nor, so far as the Borrower can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, properties, profits or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform the Obligations.

5.19                    OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, or employee of the Borrower or any of its Subsidiaries, is an individual or entity that is or is owned or Controlled by any individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority having jurisdiction over the Borrower or any of its Subsidiaries or (iii) located, organized or resident in a Designated Jurisdiction.

5.20                    Anti-Corruption Laws.  The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable similar anti-corruption legislation in other jurisdictions having jurisdiction over the Borrower or any of its Subsidiaries and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21                    EEA Financial Institutions.  The Borrower is not an EEA Financial Institution.

ARTICLE VI.                                           AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations), the Borrower shall, and shall cause each of its Subsidiaries to, unless the Required Lenders otherwise consent in writing:

6.01                    Financial and Business Information.  The Borrower shall deliver to the Administrative Agent for further distribution to the Lenders at its own expense:

(a)                               As soon as reasonably possible, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, setting forth in comparative form the corresponding figures as of the preceding fiscal year, if available, and (ii) the condensed consolidated statements of income and changes in financial position of the Borrower and its Consolidated Subsidiaries for the portion of the fiscal year ended with such quarter, setting forth in comparative form the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and certified by the principal financial officer of the Borrower, subject to normal year-end audit adjustments;

(b)                              As soon as reasonably possible, and in any event within 120 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures at the end of the preceding fiscal year and (ii) the consolidated statements of income and changes in financial position of the Borrower and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year.  Such consolidated balance sheet and statements shall be prepared in reasonable detail, in accordance with GAAP, and shall be accompanied by a report and opinion of PricewaterhouseCoopers or other independent public accountants selected by the Borrower and reasonably satisfactory to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall be subject only to such qualifications and exceptions as are acceptable to the Required Lenders.

6.02                    Certificates; Other Information.  The Borrower shall deliver or make available to the Administrative Agent and the Lenders at its own expense:

(a)                               concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate executed by a Designated Officer;

(b)                              promptly after request by the Administrative Agent or any Lender, copies of any material report filed by the Borrower or any of its Subsidiaries with any Governmental Authority unless such delivery or making such report available would violate applicable Laws; and

(c)                               promptly after the same are available, at the Administrative Agent’s or any Lender’s request, copies of each annual report, proxy or financial statement or other material report or communication sent to all stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower files or is required to file with the SEC or any similar or corresponding Governmental Authority or with any securities exchange.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) no Lender shall be a Public Lender.

6.03                    Notices.  The Borrower shall promptly notify the Administrative Agent and each Lender:

(a)                               promptly upon becoming aware of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA) with respect to which the Borrower may be liable for excise tax under Section 4975 of the Code in connection with any Pension Plan or any trust created thereunder, in either case which may result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower and/or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto; it being understood that for purposes of this provision,

“aware” means that such event or transaction must be actually known to the chief financial officer or the treasurer of the Borrower;

(b)                              promptly upon, and in any event within five Business Days after, becoming aware of the existence of (i) (x) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect or (y) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect, except, with respect to the foregoing clause (i), as referred to in the Borrower’s news releases and filings with the SEC, or (ii) any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; it being understood that for purposes of this provision, “aware” means that such condition or event must be actually known to the chief financial officer or the treasurer of the Borrower;

(c)                               promptly upon becoming aware that the holder of any evidence of indebtedness or other security of the Borrower or any of its Subsidiaries that is material to the Borrower and its consolidated Subsidiaries, considered as a whole, has given notice or taken any other action with respect to a claimed default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action the Borrower or its Subsidiary is taking or proposes to take with respect thereto; it being understood that for purposes of this provision, “aware” means that such notice or action must be actually known to the chief financial officer or the treasurer of the Borrower;

(d)                             of any change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries that is material to the Borrower and its consolidated Subsidiaries considered as a whole; and

(e)                               such other data and information as from time to time may be reasonably requested by any Lender.

6.04                    Payment of Taxes and Other Potential Liens.  Pay and discharge promptly, all Taxes (including any withholding Taxes required by law to be paid by the Borrower), assessments, and governmental charges or levies imposed upon it, upon its property or any part thereof, upon its income or profits or any part thereof, in each case that, individually or in the aggregate, are material to the Borrower and its Subsidiaries, considered as a whole, or upon any right or interest of the Lenders under any Loan Document; except that the Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts Tax generally applicable to banks or (b) any Tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment no material property of the Borrower is in danger of being lost or forfeited.

6.05                    Preservation of Existence.  Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Authority that are necessary for their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective properties, except that the failure to preserve and maintain any particular license, right, franchise, privilege, authorization, consent, approval, order, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that would not have a Material Adverse Effect will not constitute a violation of this covenant, and except that nothing in this Section 6.05 shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of the Borrower which in the reasonable judgment of the Board of Directors of the Borrower is no longer necessary or desirable.

6.06                    Maintenance of Properties.  Maintain, preserve, and protect all of their respective properties and equipment in good order and condition, subject to wear and tear in the ordinary course of business and, in the case of unimproved properties, damage caused by the natural elements, and not permit any waste of their respective properties, except where a failure to maintain, preserve, and protect a particular item of property or equipment would not reasonably be expected to result in a Material Adverse Effect.

6.07                    Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as is usually carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Subsidiaries operate except to the extent that the Borrower or a Subsidiary is, in the reasonable opinion of a Designated Officer, adequately self-insured in a manner comparable to responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Subsidiaries operate.

6.08                    Compliance with Laws.  Comply with the requirements of all applicable Laws and orders, writs, injunctions and decrees of any Governmental Authority, noncompliance with which would result in a Material Adverse Effect, except that the Borrower and its Subsidiaries need not comply with a requirement then being contested by any of them in good faith by appropriate proceedings so long as no interest of the Lenders would be materially impaired thereby.

6.09                    Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, but not more than once a year unless an Event of Default has occurred and is continuing, upon reasonable advance notice to the Borrower; provided, however, that (a) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, (b) all visits or discussions by any Lender shall be coordinated through the Administrative Agent, and (c) a representative of the Borrower shall be given the opportunity to be present for any discussion with its independent public accountants.

6.10                    Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting financial transactions in conformity with GAAP and all applicable requirements of any Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries, except where the failure to comply with GAAP or such applicable requirements would not make the records and books of accounts of the Borrower and its Subsidiaries, taken as a whole, materially misleading.

6.11                    ERISA Compliance.  Comply with the minimum funding requirements of ERISA with respect to all Pension Plans, except where a failure to comply with such minimum funding requirements would not reasonably be expected to result in a Material Adverse Effect.

6.12                    Environmental Laws.  Conduct its operations and keep and maintain its property in compliance with all Environmental Laws where failure to do so would have a Material Adverse Effect.

6.13                    Use of Proceeds.  Use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Law or of any Loan Document, including acquiring other Persons so long as the acquisition is approved by the board of directors, requisite general partners, requisite managers or other governing board or body of the Person being acquired.

6.14                    Anti-Corruption Laws.  Conduct its business in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable similar anti-corruption legislation in other jurisdictions applicable to the Borrower or any Subsidiary and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII.                                     NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                    Type of Business.  Make any substantial change in the character of the business as of the date hereof of the Borrower and its Subsidiaries, taken as a whole.

7.02                    Liens.  Create, incur, assume or permit to exist any Lien upon any of its property or assets (other than Unrestricted Margin Stock) now owned or hereafter acquired if the aggregate obligations secured by all such Liens exceeds, or would exceed (giving effect to any proposed new Lien), an amount equal to 12.5% of Consolidated Net Worth, other than:

(a)                               Liens for Taxes not delinquent or being contested in good faith by appropriate proceedings in accordance with Section 6.04;

(b)                              Liens arising in connection with workers’ compensation, unemployment insurance or social security obligations;

(c)                               mechanics’, workmen’s, materialmen’s, landlords’, carriers’, repairmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                             easements, rights of way, minor Liens or other encumbrances, restrictions or deficiencies which do not in the aggregate materially detract from the value of its property or assets or materially impair their use in the operation of the business of the Borrower or the Subsidiary owning same;

(e)                               Liens in existence on property at the time of its acquisition by the Borrower or its Subsidiary;

(f)                                licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(g)                            Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(h)                              Liens securing judgments for the payment of money or attachment Liens that do not constitute an Event of Default under Section 8.01(g);

(i)                                  statutory, contractual and common law landlords’ liens under leases or subleases;

(j)                                any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement not prohibited by this Agreement;

(k)                              Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(l)                                  customary rights and restrictions contained in agreements relating to the sale or transfer of assets permitted hereunder by the Borrower or any of its Subsidiaries pending the completion thereof;

(m)                          Liens on cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(n)                              banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts maintained with financial institutions in the ordinary course of business, including Liens relating to intercompany cash pooling and/or sweeping arrangements or similar cash management products;

(o)                              Lien on insurance policies obtained in the ordinary course of business and the proceeds thereof securing the financing of the premiums with respect thereto;

(p)                              Liens under the Loan Documents; and

(q)                              purchase money Liens in connection with nonrecourse tax sale and leaseback transactions.

7.03                    Investments.  Make or permit to exist any Investment in any Person, except:

(a)                               credit extended in connection with the sale of goods or rendering of services in the ordinary course of business;

(b)                              Investments in a Consolidated Subsidiary;

(c)                               Acquisitions;

(d)                             Investments consisting of cash and Cash Equivalents;

(e)                               Investments that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; and

(f)                                Investments in corporations, joint ventures, partnerships, limited liability companies and other Persons not majority owned by the Borrower and its Subsidiaries not exceeding 20% of Consolidated Net Worth in the aggregate.

7.04                    Sale of Assets or Merger.  Sell or otherwise dispose of all or substantially all of the assets (other than Unrestricted Margin Stock), or merge with any other Person unless the Borrower or one of its Subsidiaries is the surviving Person, except that the sale of all or substantially all of the assets of a Subsidiary of the Borrower, or the merger of any Subsidiary of the Borrower when it is not the surviving Person, shall not violate this Section 7.04 if the assets of such Subsidiary are not material in relation to the assets of the Borrower and its Subsidiaries, taken as a whole; provided that, to the extent the Borrower is party to any merger with a Subsidiary and it is not the surviving Person, such Subsidiary shall expressly assume the performance of every covenant of this Agreement and any other Loan Documents on the part of the Borrower, as the case may be, to be performed or observed.

7.05                    Financial Covenants.

(a)                               Permit the Leverage Ratio, as of the last day of any four consecutive fiscal quarter period of the Borrower, to exceed 3.50:1.00; provided, that, the maximum Leverage Ratio shall be increased to 3.75:1.00 for the period of four consecutive fiscal quarters immediately following the consummation of an Acquisition by the Borrower in which the purchase price of such Acquisition exceeds $250,000,000.

(b)                              Permit the ratio of Consolidated EBITDA to Consolidated Interest for any period of four consecutive fiscal quarters of the Borrower to be less than 3.50:1.00.

7.06                    Use of Proceeds.  Use any portion of the Loan proceeds, in any manner that might cause the Loan or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such Loan and such use of proceeds.

7.07                    Sanctions, Anti-Corruption Laws.  Directly, or to the knowledge of the Borrower, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds (a) to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any such Subsidiary or any other Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (b) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to the Borrower or any Subsidiary thereof.

ARTICLE VIIA.                         LIMITATION ON SUBSIDIARY DEBT

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations), the Borrower shall not permit its Subsidiaries to directly or indirectly create, incur, assume or suffer to exist any Debt, except: (a) Debt owed by any Subsidiary to the Borrower or any other Subsidiary; (b) Debt of Foreign Subsidiaries in an aggregate principal amount not to exceed $350,000,000 at any time outstanding to the extent such Foreign Subsidiaries are subject to capital requirements imposed by local laws and regulations that prohibit the repatriation of funds by such Foreign Subsidiaries to the Borrower or any Domestic Subsidiary or the repatriation of funds by such Foreign Subsidiaries to the Borrower or any Domestic Subsidiary would result in material adverse tax consequences to the Borrower or its Subsidiaries; (c) Debt in an aggregate amount not to exceed $500,000,000 at any time outstanding pursuant to the European commercial paper program existing on the Restatement Date of the Treasury Subsidiary (and any refinancings thereof by a commercial paper program) to the extent such Debt is guaranteed by the Borrower; and (d) other Debt in an aggregate principal amount not to exceed $500,000,000 at any time outstanding.

ARTICLE VIII.                               EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT

8.01                    Events of Default.  There will be a default hereunder if any one or more of the following events (“Events of Default”) occurs and is continuing, whatever the reason therefor:

(a)                               failure of the Borrower to pay any installment of principal when due or to pay interest hereunder or any fee or other amounts due to any Lender hereunder within three Business Days after the date when due; or

(b)                              the Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.05 or Section 7.07; or

(c)                               the Borrower fails to perform or observe any other term, covenant, or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed within 30 days after the date performance is due; or

(d)                             any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect or misleading when made or deemed made in any material respect; or

(e)                               the Borrower or any of its Subsidiaries (1) fails to pay the principal, or any principal installment, or any present or future indebtedness for borrowed money, or any guaranty of present or future indebtedness for borrowed money, within 10 days of the date when due (or within any longer stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $75,000,000 in the aggregate, or (2) fails to perform or observe any other term, covenant, or agreement on its part to be performed or observed in connection with any present or future indebtedness for borrowed money, or any guaranty of present or future indebtedness for borrowed money, in excess of $75,000,000 in the aggregate, if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due or such guaranty to become payable; or

(f)                                any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Required Lenders, materially adverse to the interest of the Lenders; or the Borrower denies that it has any or further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any provision of any Loan Document; or the Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or

(g)                              one or more final judgments or orders against the Borrower or any of its Subsidiaries is entered for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $75,000,000, and remains unsatisfied without procurement of a stay of execution for 45 days after the date of entry of such judgment or order or in any event later than five days prior to the date of any proposed sale under such judgment or order; or

(h)                              any Domestic Subsidiary, any Significant Subsidiary or the Borrower is the subject of an order for relief by a bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that entity and the appointment continues undischarged or unstayed for

60 days; or institutes or consents to any bankruptcy, proposal in bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation, or similar proceeding relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar proceeding is instituted without the consent of that entity and continues undismissed or unstayed for 60 days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against all or any part of the property of any such entity in an amount in excess of 10% of the total assets of such entity, and is not released, vacated, or fully bonded within sixty (60) days after its issue or levy, or the Borrower or any Domestic Subsidiary or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (h); or

(i)                                  the occurrence of both a Change of Control and a Rating Event.

8.02                    Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                               declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                              declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                               exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03                    Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.                                           ADMINISTRATIVE AGENT

9.01                    Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Other than with respect to the Borrower’s consent rights under Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02                    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                    Resignation of Administrative Agent.

(a)                               The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                              If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower so long as no Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                               With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07                    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

9.09                    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)                              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X. MISCELLANEOUS

10.01            Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                               waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                              extend or increase the Commitment of any Lender (except as provided in Section 2.12 or 2.13) or reinstate any Commitment terminated pursuant to Section 8.02, without the written consent of such Lender;

(c)                               postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                             reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)                               change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender; or

(g)                              change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein,

(i)                                  no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii)                              this Agreement may be amended without further consent of any Lender (other than any Lender with an Increased Commitment or any Additional Lender) to increase the Commitments in accordance with Section 2.13 and, in connection with such increase in the Commitments, to permit any Lenders providing such Increased Commitments and any Additional Lenders to participate on a ratable basis (after giving effect to such Increased Commitments and commitments of such Additional Lenders) in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder;

(iii)                          the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Lender), amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender; or

(iv)                          (1) to add one or more additional revolving credit facilities to this Agreement, in each case as contemplated by, and subject to the limitations of Section 2.13, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, (2) to permit the Lenders providing such additional facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder, and (3) if an additional facility shall take the form of a revolving credit facility on terms that are not identical to the terms of the then existing facilities hereunder, to include such terms as are then customary for the type of facility being added; provided that the final maturity date of any such facility shall not be earlier than the Maturity Date.

10.02            Notices; Effectiveness; Electronic Communication.

(a)                               Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                  if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                              if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                              Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                               The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, other than for direct or actual damages resulting (i) from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction or (ii) a claim brought by the Borrower against an Agent Party for breach in bad faith of such Agent Party’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                             Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                               Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; excluding any such losses, costs, expenses and liabilities that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or the applicable Lender or Related Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03            No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04            Expenses; Indemnity; Damage Waiver.

(a)                               Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of (A) one primary counsel for the Administrative Agent, the Arrangers and the Lenders, taken together, (B) to the extent reasonably necessary, one local counsel in each relevant jurisdiction, (C) to the extent reasonably necessary, one special or regulatory counsel in each relevant specialty and (D) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (C) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (B) shall allow for up to one additional counsel in each relevant jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                              Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee; provided that such legal expenses shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, to the extent reasonably necessary, one local counsel in each relevant jurisdiction, to the extent reasonably necessary, one specialty counsel for each relevant specialty and one additional counsel to each group of affected Persons similarly situated if one or more conflicts of interest, or perceived conflicts of interest, arise), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to (i) have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, or (y) result from claims of any Indemnitee solely against one or more other Indemnitees (and not by one or more Indemnitees against the Administrative Agent or any Arranger in such capacity) that have not resulted from the action, inaction, participation or contribution of the Borrowers or its Subsidiaries or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                               Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)                             Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no Subsidiary of the Borrower shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting (i) from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction or (ii) a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(e)                               Payments.  All amounts due under this Section shall be payable not later than ten Business Days after presentation of a reasonably detailed invoice therefor.

(f)                                Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05            Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06            Successors and Assigns.

(a)                               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                              Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                  Minimum Amounts.

(A)                          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent by the Administrative Agent not to be unreasonably withheld or delayed and each such consent to be within the sole discretion of the consenting party).

(ii)                              Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit facilities provided pursuant to the last paragraph of Section 10.01 on a non-pro rata basis;

(iii)                          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                          the consent of the Borrower shall be required (which consent may be given or withheld in the Borrower’s sole discretion) (1) unless an Event of Default has occurred and is continuing at the time of such assignment or (2) unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, if, as a result of such assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Borrower would incur an additional cost pursuant to Article III, then the consent of the Borrower shall be required (which consent may be given or withheld in the Borrower’s sole discretion);and provided, further, that if no consent of the Borrower is required in accordance with clause (2) of this subsection (b)(iii)(A), the assigning Lender shall give the Administrative Agent and the Borrower written notice thereof; and

(B)                           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                              No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)                          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                               Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                             Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section 10.06.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                               Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07            Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that, to the extent practicable and permitted by law, written notice is delivered promptly to the Borrower, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(b) or Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08            Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09            Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11            Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12            Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13            Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, Declining Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                               the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)                              such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                             such assignment does not conflict with applicable Laws; and

(e)                               in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14            Governing Law; Jurisdiction; Etc.

(a)                               GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(b)                              SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE COUNTY OF LOS ANGELES, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH

ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                               WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                             SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16            California Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.17            No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (B) none of the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Subsidiaries.  To the fullest extent permitted by Law, the Borrower hereby agrees not to assert any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18            Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws (including those under California) based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.19            USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20            Time of the Essence.  Time is of the essence of the Loan Documents.

10.21            Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.22            Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                              the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                  a reduction in full or in part or cancellation of any such liability;

(ii)                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.23            No Lender is an Employee Benefit Plan.  Each Lender represents and warrants as of the Restatement Date to the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower, that such Lender is not and will not be (a) an employee benefit plan subject to Title I of ERISA; (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVERY DENNISON CORPORATION
By: /s/ Cynthia Guenther
Name: Cynthia Guenther
Title: Vice President and Treasurer

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Anthea Del Bianco
Name: Anthea Del Bianco
Title: Vice President

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender
By: /s/ Jeannette Lu
Name: Jeannette Lu
Title: Director

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

CITIBANK, N.A., as a Lender
By: /s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender
By: /s/ Tony Yung
Name: Tony Yung
Title: Executive Director

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By: /s/ Eric Seltenrich
Name: Eric Seltenrich
Title: Director

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

STANDARD CHARTERED BANK, as a Lender
By: /s/ Daniel Mattern
Name: Daniel Mattern
Title: Associate Director

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

MIZUHO BANK, LTD., as a Lender
By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By: /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

BANK OF CHINA, LOS ANGELES BRANCH, as a Lender
By: /s/ Yong Ou
Name: Yong Ou
Title: SVP & Deputy Branch Manager

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By: /s/ Michael Ball
Name: Michael Ball
Title: Vice President

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Andrew Payne
Name: Andrew Payne
Title: Director

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Molly Drennan
Name: Molly Drennan
Title: Senior Vice President

Avery Dennison Corporation

Fourth Amended and Restated Credit Agreement

Signature Page

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$98,333,333.34	12.291666668%
Citibank, N.A.	$98,333,333.33	12.291666666%
JPMorgan Chase Bank, N.A.	$98,333,333.33	12.291666666%
HSBC Bank USA, National Association	$70,000,000.00	8.750000000%
Standard Chartered Bank	$70,000,000.00	8.750000000%
Mizuho Bank, Ltd.	$70,000,000.00	8.750000000%
Sumitomo Mitsui Banking Corporation	$70,000,000.00	8.750000000%
Bank of China, Los Angeles Branch	$50,000,000.00	6.250000000%
Goldman Sachs Bank USA	$50,000,000.00	6.250000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000.00	6.250000000%
Wells Fargo Bank, National Association	$50,000,000.00	6.250000000%
The Northern Trust Company	$25,000,000.00	3.125000000%
Total	$800,000,000.00	100.000000000%

SCHEDULE 5.04

SUBSIDIARIES1

SUBSIDIARY	JURISDICTION OF ORGANIZATION
ADC PHILIPPINES, INC.	Philippines
ADESPAN S.R.L.	Italy
ADHIPRESS (HONG KONG) LTD.	Hong Kong
ADHIPRESS BANGLADESH LTD.	Bangladesh
AVERY CORP.	United States
AVERY de MEXICO SRL de CV	Mexico
AVERY DENNISON (ASIA) HOLDINGS LIMITED	Mauritius
Avery Dennison (Changzhou) Films Technology Co., Ltd	China
AVERY DENNISON (CHINA) COMPANY LIMITED	China
AVERY DENNISON (FUZHOU) CONVERTED PRODUCTS LIMITED	China
AVERY DENNISON (GUANGZHOU) CO., LTD.	China
AVERY DENNISON (GUANGZHOU) CONVERTED PRODUCTS LIMITED	China
AVERY DENNISON (HONG KONG) LIMITED	Hong Kong
Avery Dennison (Hong Kong) Limited Taiwan Branch	Taiwan
AVERY DENNISON (INDIA) PRIVATE LIMITED	India
AVERY DENNISON (IRELAND) LIMITED	Ireland
AVERY DENNISON (KENYA) PRIVATE LIMITED	Kenya
AVERY DENNISON (KUNSHAN) COMPANY LIMITED	China

1  All of the Subsidiaries listed on this Schedule 5.04 are Consolidated Subsidiaries, other than Avery Dennison Japan Materials Company LTD. and Ningbo Avery Dennison Shenzhou Embellishment CO. LTD.

SUBSIDIARY	JURISDICTION OF ORGANIZATION
AVERY DENNISON (MALAYSIA) SDN. BHD.	Malaysia
AVERY DENNISON (QINGDAO) CONVERTED PRODUCTS LIMITED	China
AVERY DENNISON (SUZHOU) CO. LIMITED	China
AVERY DENNISON (THAILAND) LTD.	Thailand
AVERY DENNISON (VIETNAM) LIMITED	Viet Nam
AVERY DENNISON AUSTRALIA GROUP HOLDINGS PTY LIMITED	Australia
AVERY DENNISON AUSTRALIA INTERNATIONAL HOLDINGS PTY LTD.	Australia
AVERY DENNISON AUSTRALIA PTY LTD.	Australia
AVERY DENNISON BELGIE BVBA	Belgium
AVERY DENNISON BENELUX BVBA	Belgium
AVERY DENNISON BV	Netherlands
AVERY DENNISON CANADA CORPORATION	Canada
AVERY DENNISON CENTRAL EUROPE GmbH	Germany
AVERY DENNISON CHILE S.A.	Chile
AVERY DENNISON COLOMBIA S. A.	Colombia
AVERY DENNISON COMMERCIAL EL SALVADOR, S.A. de C.V.	El Salvador
AVERY DENNISON CONVERTED PRODUCTS de MEXICO, S.A. de C.V.	Mexico
AVERY DENNISON CONVERTED PRODUCTS EL SALVADOR S. A. de C. V.	El Salvador
AVERY DENNISON CORPORATION	United States
AVERY DENNISON de ARGENTINA S.R.L.	Argentina
AVERY DENNISON DEUTSCHLAND GmbH	Germany
AVERY DENNISON do BRASIL LTDA.	Brazil

SUBSIDIARY	JURISDICTION OF ORGANIZATION
AVERY DENNISON DOMINICAN REPUBLIC, S.R.L.	Dominican Republic
AVERY DENNISON EGYPT LLC	Egypt
AVERY DENNISON ETIKET TICARET LIMITED SIRKETI	Turkey
AVERY DENNISON EUROPE HOLDING (DEUTSCHLAND) GmbH & Co KG	Germany
AVERY DENNISON FINANCE GERMANY GmbH	Germany
AVERY DENNISON FOUNDATION	United States
AVERY DENNISON G HOLDINGS I LLC	United States
AVERY DENNISON G HOLDINGS III LLC	United States
AVERY DENNISON G INVESTMENTS III LIMITED	Gibraltar
AVERY DENNISON G INVESTMENTS V LIMITED	Gibraltar
AVERY DENNISON GROUP DANMARK ApS	Denmark
AVERY DENNISON GROUP SINGAPORE PTE LTD	Singapore
AVERY DENNISON GULF FZCO	United Arab Emirates
AVERY DENNISON HOLDING & FINANCE THE NETHERLANDS BV	Netherlands
AVERY DENNISON HOLDING GmbH	Germany
AVERY DENNISON HOLDING LIMITED	United Kingdom
AVERY DENNISON HOLDING LUXEMBOURG S. A. R. L.	Luxembourg
AVERY DENNISON HOLDINGS LLC	United States
AVERY DENNISON HOLDINGS NEW ZEALAND LIMITED	New Zealand
AVERY DENNISON HONG KONG B.V.	Netherlands
AVERY DENNISON HONG KONG HOLDING I B.V.	Netherlands
AVERY DENNISON IBERICA, S.A.	Spain
AVERY DENNISON INNOVATIONS LLC	United States

SUBSIDIARY	JURISDICTION OF ORGANIZATION
AVERY DENNISON INTELLIGENT HEALTHCARE SOLUTIONS LLC	United States
AVERY DENNISON INVESTMENT LUXEMBOURG II SARL	Luxembourg
AVERY DENNISON INVESTMENTS LUXEMBOURG III SARL	Luxembourg
AVERY DENNISON INVESTMENTS LUXEMBOURG IV SARL	Luxembourg
AVERY DENNISON INVESTMENTS LUXEMBOURG S.a.r.l.	Luxembourg
AVERY DENNISON INVESTMENTS LUXEMBOURG V SCA	Luxembourg
AVERY DENNISON ISRAEL LTD.	Israel
AVERY DENNISON ITALIA S.r.l.	Italy
AVERY DENNISON JAPAN KK	Japan
AVERY DENNISON JAPAN MATERIALS COMPANY LTD.	Japan
AVERY DENNISON KOREA LIMITED	Korea, Republic of
AVERY DENNISON LABEL LIMITED	Hong Kong
Avery Dennison Lanka (Private) Limited	Sri Lanka
AVERY DENNISON LUXEMBOURG S.A.R.L.	Luxembourg
AVERY DENNISON LUXEMBOURG SALES SARL	Luxembourg
AVERY DENNISON MANAGEMENT GmbH	Germany
AVERY DENNISON MANAGEMENT KGaA	Luxembourg
AVERY DENNISON MANAGEMENT LUXEMBOURG S.A.R.L.	Luxembourg
AVERY DENNISON MATERIALS EUROPE B.V.	Netherlands
AVERY DENNISON MATERIALS EUROPE GMBH	Switzerland
AVERY DENNISON MATERIALS FRANCE S.A.R.L.	France
AVERY DENNISON MATERIALS GmbH	Germany
AVERY DENNISON MATERIALS IRELAND LIMITED	Ireland

SUBSIDIARY	JURISDICTION OF ORGANIZATION
AVERY DENNISON MATERIALS NEDERLAND BV	Netherlands
AVERY DENNISON MATERIALS NEW ZEALAND LIMITED	New Zealand
AVERY DENNISON MATERIALS PTY LTD	Australia
AVERY DENNISON MATERIALS ROM SRL	Romania
AVERY DENNISON MATERIALS RUSSIA LLC	Russian Federation
AVERY DENNISON MATERIALS SALES BELGIUM SPRL	Belgium
AVERY DENNISON MATERIALS SALES FRANCE S. A. S.	France
AVERY DENNISON MATERIALS SALES GERMANY GMBH	Germany
AVERY DENNISON MATERIALS SDN BHD	Malaysia
AVERY DENNISON MATERIALS U.K. LIMITED	United Kingdom
AVERY DENNISON MATERIALS UKRAINE LLC	Ukraine
AVERY DENNISON MAURITIUS LTD.	Mauritius
AVERY DENNISON MOROCCO SARL (former: PAXAR MAROC SARL)	Morocco
AVERY DENNISON NETHERLANDS INVESTMENT 0 BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT I BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT II B. V.	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT III BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT IX BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT NORTH AMERICA BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT VI BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT VII B.V.	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT VIII BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT X B V	Netherlands

SUBSIDIARY	JURISDICTION OF ORGANIZATION
AVERY DENNISON NETHERLANDS INVESTMENT XI COOPERATIEF U.A.	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT XII BV	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT XIII B.V.	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT XIV C.V.	Netherlands
AVERY DENNISON NETHERLANDS INVESTMENT XV B.V.	Netherlands
AVERY DENNISON NORDIC ApS	Denmark
AVERY DENNISON NTP A. S.	Norway
AVERY DENNISON OFFICE ACCESSORIES U.K. LIMITED	United Kingdom
AVERY DENNISON OFFICE PRODUCTS (PTY.) LTD.	South Africa
AVERY DENNISON OFFICE PRODUCTS COMPANY	United States
AVERY DENNISON OFFICE PRODUCTS HOLDINGS COMPANY	United States
AVERY DENNISON OFFICE PRODUCTS MANUFACTURING U.K. LTD.	United Kingdom
AVERY DENNISON OVERSEAS CORPORATION	United States
AVERY DENNISON OVERSEAS CORPORATION (JAPAN BRANCH)	Japan
AVERY DENNISON PENSION TRUSTEE LIMITED	United Kingdom
AVERY DENNISON PERU S. R. L.	Peru
AVERY DENNISON POLSKA SP. Z O.O.	Poland
AVERY DENNISON PRAHA spol. s r. o.	Czech Republic
AVERY DENNISON R.I.S. FRANCE S. A. S.	France
AVERY DENNISON R.I.S. IBERIA S.L.	Spain
AVERY DENNISON R.I.S. ITALIA S.R.L.	Italy
AVERY DENNISON R.I.S. POLSKA sp.zo.o	Poland
AVERY DENNISON RBIS (CAMBODIA) TRADING CO., LTD.	Cambodia

SUBSIDIARY	JURISDICTION OF ORGANIZATION
AVERY DENNISON RBIS PTY LTD	Australia
AVERY DENNISON RBIS SINGAPORE PTE. LTD.	Singapore
AVERY DENNISON RETAIL INFORMATION SERVICES (PTY) LTD	South Africa
AVERY DENNISON RETAIL INFORMATION SERVICES COLOMBIA S. A.	Colombia
AVERY DENNISON RETAIL INFORMATION SERVICES de MEXICO, S. A. de C.V.	Mexico
AVERY DENNISON RETAIL INFORMATION SERVICES EL SALVADOR, LTDA. de C. V.	El Salvador
AVERY DENNISON RETAIL INFORMATION SERVICES GUATEMALA, S. A.	Guatemala
AVERY DENNISON RETAIL INFORMATION SERVICES HONDURAS, S. de R.L.	Honduras
AVERY DENNISON RETAIL INFORMATION SERVICES LLC	United States
AVERY DENNISON RETAIL INFORMATION SERVICES PERÚ SAC	Peru
AVERY DENNISON RETAIL INFORMATION SERVICES UK LTD.	United Kingdom
AVERY DENNISON RFID COMPANY	United States
AVERY DENNISON RIS KOREA LTD.	Korea, Republic of
AVERY DENNISON RIS TAIWAN LTD.	Taiwan
AVERY DENNISON RIS VIETNAM CO., LIMITED	Viet Nam
AVERY DENNISON S.R.L.	Romania
AVERY DENNISON SCANDINAVIA AB	Sweden
AVERY DENNISON SCANDINAVIA ApS	Denmark
AVERY DENNISON SECURITY PRINTING EUROPE ApS	Denmark
AVERY DENNISON SHARED SERVICES, INC.	United States
AVERY DENNISON SINGAPORE (PTE) LTD	Singapore

SUBSIDIARY	JURISDICTION OF ORGANIZATION
AVERY DENNISON SINGAPORE INVESTMENTS B.V.	Netherlands
AVERY DENNISON SOUTH AFRICA (PROPRIETARY) LIMITED	South Africa
AVERY DENNISON SYSTEMES d’ETIQUETAGE FRANCE S.A.S.	France
AVERY DENNISON TEKSTIL URUNLERI SANAYI VE TICARET LIMITED SIRKETI	Turkey
AVERY DENNISON TREASURY MANAGEMENT BV	Netherlands
AVERY DENNISON U.K. II LIMITED	United Kingdom
AVERY DENNISON U.K. LIMITED	United Kingdom
AVERY DENNISON VERMOGENSVERWALTUNGS GmbH & Co K.G.	Germany
AVERY DENNISON ZWECKFORM OFFICE PRODUCTS MANUFACTURING GmbH	Germany
AVERY DENNISON, C.A.	Venezuela, Bolivarian Republic of
AVERY DENNISON, S.A. de C.V.	Mexico
AVERY GRAPHIC SYSTEMS, INC.	United States
AVERY HOLDING S.A.S.	France
AVERY LLC	United States
AVERY PACIFIC LLC	United States
AVERY PROPERTIES PTY. LIMITED	Australia
AVERYDENNISON SINGAPORE (PTE) LTD. - REPRESENTATIVE OFFICE	Philippines
AWESOME PROFITS LTD	Virgin Islands, British
BEST COURAGE INTERNATIONAL LIMITED	Virgin Islands, British
Branch of AVERY DENNISON DOMINICAN REPUBLIC S.R.L.	Dominican Republic

SUBSIDIARY	JURISDICTION OF ORGANIZATION
CHOICE CLEVER PROFITS LIMITED	Virgin Islands, British
CREATERO GmbH	Germany
DENNISON INTERNATIONAL COMPANY	United States
DENNISON MANUFACTURING COMPANY	United States
EUSTON FINANCIAL LIMITED	Virgin Islands, British
EVERGREEN HOLDING S.À R.L.	Luxembourg
EVERGREEN HOLDINGS V, LLC	United States
FINESSE MEDICAL LIMITED	Ireland
HANITA COATINGS (KUNSHAN) CO., LTD	China
HANITA COATINGS EUROPE B.V.	Netherlands
HANITA COATINGS, USA, INC.	United States
HANITA EUROPA GMBH	Germany
HANITA PACIFIC PTY LTD	Australia
HANITATEK, LLC (acquired March 1, 2017)	United States
Hebei Yongle Tape Co., Ltd	China
INFODRAGON MANAGEMENT LIMITED	Virgin Islands, British
INK MILL CORP.	United States
JAC ASIA PACIFIC SDN BHD	Malaysia
JAC CARIBE C.s.Z.	Dominican Republic
JAC DO BRASIL - LOCAÇÃO DE EQUIPAMENTOS INDUSTRIAIS LTDA	Brazil
JAC NEW ZEALAND LIMITED	New Zealand

SUBSIDIARY	JURISDICTION OF ORGANIZATION
JACKSTADT FRANCE S.N.C.	France
JINTEX LIMITED	Jersey
L&E AMERICAS SERVICIOS, S. A. de C.V.	Mexico
MACTAC (SHANGHAI) TRADING CO., LTD.	China
MACTAC ASIA-PACIFIC SELF-ADHESIVE PRODUCTS PTE LTD	Singapore
MACTAC COORDINATION CENTER SPRL	Belgium
MACTAC EUROPE SPRL	Belgium
MACTAC EUROPE SPRL (Sede Secondaria) (Italian Branch)	Italy
MACTAC EUROPE SPRL SUCURSAL EN ESPAÑA (Spanish Branch)	Spain
MACTAC POLSKA SP. Z O.O.	Poland
MACTAC SCANDINAVIA AKTIEBOLAG	Sweden
MACTAC U.K. HOLDINGS LIMITED	United Kingdom
MACTAC U.K. LIMITED	United Kingdom
MARKSTAR INTERNATIONAL LIMITED	Hong Kong
MODERN MARK INTERNATIONAL LIMITED	Hong Kong
MULTI-FIX BVBA	Belgium
NAPERVILLE GLOBAL LIMITED	Virgin Islands, British
NEW WALES FINANCE LIMITED	Virgin Islands, British
NINGBO AVERY DENNISON SHENZHOU EMBELLISHMENT CO. LTD.	China
P. T. PACIFIC LABEL INDONESIA	Indonesia
P. T. PAXAR INDONESIA	Indonesia
PAXAR (CHINA) LIMITED	Hong Kong

SUBSIDIARY	JURISDICTION OF ORGANIZATION
PAXAR (THAILAND) LIMITED	Thailand
PAXAR B. V.	Netherlands
PAXAR BANGLADESH LIMITED	Bangladesh
PAXAR CANADA CORPORATION	Canada
PAXAR CORPORATION	United States
PAXAR CORPORATION (MALAYSIA) SDN. BHD.	Malaysia
PAXAR de EL SALVADOR S. A. de C. V.	El Salvador
PAXAR de GUATEMALA, S. A.	Guatemala
PAXAR de MEXICO S. A. de C. V.	Mexico
PAXAR DE NICARAGUA. S.A.	Nicaragua
PAXAR FAR EAST LIMITED	Hong Kong
PAXAR KOREA LIMITED	Korea, Republic of
PAXAR PACKAGING (GUANGZHOU) LTD.	China
PAXAR PAKISTAN (PRIVATE) LIMITED	Pakistan
Plymouth Yongle Tape (Shanghai) Co., Ltd.	China
PT AVERY DENNISON INDONESIA	Indonesia
PT AVERY DENNISON PACKAGING INDONESIA	Indonesia
Representative Office of Paxar Far East Limited	Cambodia
RVL AMERICAS, S de R.L. de C.V.	Mexico
RVL CENTRAL AMERICA, S. A.	Guatemala
RVL PACKAGING FAR EAST LIMITED	Hong Kong
RVL SERVICE, S. DE R. L. de C. V.	Mexico
SECURITY PRINTING DIVISION, INC.	United States

SUBSIDIARY	JURISDICTION OF ORGANIZATION
SKILLFIELD INVESTMENTS LIMITED	Virgin Islands, British
SUZHOU FENG YI HENG YE DYE CO., LTD.	China
TIGER EIGHT GROUP LIMITED	Virgin Islands, British
WORLDWIDE RISK INSURANCE, INC.	United States
YONGLE TAPE LTD	Bermuda

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

AVERY DENNISON CORPORATION:

207 Goode Avenue

Glendale, California 91203

Attention:	Cynthia Guenther, Vice President and Treasurer
Telephone:	(626) 304-2000
Telecopier:	(626) 304-2251
Website Address:	www.averydennison.com

U.S. Taxpayer Identification Number: 95-1492269

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

Bank of America, N.A.

One Independence Center

101 N. Tryon Street

Mail Code:  NC1-001-05-46

Charlotte, North Carolina 28255

Attention:	Rose Bollard
Telephone:	980.386.2881
Telecopier:	704.409.0355

Electronic Mail:  rose.bollard@baml.com

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct #1366212250600

Acct Name:  Corporate Credit Services

Ref:  Avery Dennison

EUR PAYMENT INSTRUCTIONS:

Bank of America London

ABAN:  GB63 BOFA 1650 5096 2720 19

Swift Address:  BOFAGB22

Acct #96272019

Attn:  Grand Cayman Unit #1207

Ref:  Avery Dennison

GBP PAYMENT INSTRUCTIONS:

Bank of America London

Sort Code:  165050

ABAN:  GB41 BOFA 1650 5096 2720 27

Swift Address:  BOFAGB22

Acct #96272027

Attn:  Grand Cayman Unit #1207

Ref:  Avery Dennison

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

555 California Street, 4th Floor

Mail Code:  CA5-705-04-09

San Francisco, CA 94104

Attention:	Anthea Del Bianco
Telephone:	415.436.2776
Telecopier:	415.503.5101

Electronic Mail:  anthea.del_bianco@baml.com

with a copy to:

Bank of America, N.A.

Attention:	Arthur Ng
Telephone:	415.913.4771

Electronic Mail:  arthur.ng@baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:  ___________, _____

To:                           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Avery Dennison Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of Loans	☐	A conversion or continuation of Loans

1.                                    On ____________________ (a Business Day).

2.                                    In the amount of $____________________.

3.                                    Comprised of ______________________________.

[Type of Loan requested]

4.                                    In the following currency: _____________________.

5.                                    For Eurocurrency Rate Loans:  with an Interest Period of ___ months.

The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

AVERY DENNISON CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF NOTE

____________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated in Same Day Funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

AVERY DENNISON CORPORATION

By:
Name:
Title:

B

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, _______

To:                           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of November 8, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used as therein defined), among Avery Dennison Corporation, a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

I,                                     , hereby certify that I am a Designated Officer of the Borrower holding the office set forth below my signature as of the date hereof and that:

1. Based on the duly certified financial statements delivered concurrently with this Certificate, as of the date thereof:

A.                                  LEVERAGE RATIO (Section 7.05(a))

1.	Consolidated Debt		$_______________

2.	Consolidated EBITDA

	a.	Consolidated Net Income:	$_______________

	b.	Consolidated Interest:	$_______________

	c.	Provision for income taxes:	$_______________

	d.	Depreciation and amortization expense:	$_______________

	e.	Non-cash expenses which do not represent usage of cash	$_______________

	f.	Total (Lines A.2.a + b + c + d + e):	$_______________

3.		Leverage Ratio (Line A.1 ÷ Line A.2.f)	______ to 1

C

Form of Compliance Certificate

Maximum permitted Leverage Ratio: 3.50 to 1.00

☐ Check if Acquisition with purchase price exceeding $250,000,000 has been consummated during most recent four consecutive fiscal quarters.

If Checked: Maximum permitted Leverage Ratio: 3.75 to 1.00

Date of Acquisition: _______________

Purchase Price: ___________________

B.                                  RATIO OF CONSOLIDATED EBITDA TO CONSOLIDATED INTEREST (Section 7.05(b))

1.	Consolidated EBITDA (Line A.2.f)	$________________

2.	Consolidated Interest	$________________

3.	Ratio of Consolidated EBITDA to Consolidated Interest (Line B.1 ÷ Line B.2)	_____ to 1

Required minimum: Ratio to be 3.50 to 1.00 or more

2. The following constitutes a further explanation of the manner in which the foregoing data relate to the attached financial statements to the extent not readily apparent:

C

Form of Compliance Certificate

3. I have reviewed the activities of the Borrower and its Subsidiaries during the fiscal period covered by the attached financial statements to the extent necessary to permit me to deliver this Certificate to the Administrative Agent on behalf of the Borrower.

[Use following paragraph 4 for fiscal year-end financial statements]

4. The Borrower has delivered the year-end audited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal year of the Borrower ended as of the above Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 4 for fiscal quarter-end financial statements]

4. The Borrower has delivered the unaudited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above Financial Statement Date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

5. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[no Default has occurred and is continuing.]

--or--

[a Default has occurred and is continuing.]

☐ Check box for distribution to PUBLIC and Private side Lenders

C

Form of Compliance Certificate

IN WITNESS WHEREOF, I have signed this Compliance Certificate on behalf of Avery Dennison Corporation on this              day of                 , 20__.

By
Name
Title

C

Form of Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignor][the Assignors][the Assignee][the Assignees]4 hereunder are several and not joint.]5  Capitalized terms used but not defined herein shall have the meanings given to them in the Fourth Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities6) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims

2  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

3  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

4  Select as appropriate.

5  Include bracketed language if there are either multiple Assignors or multiple Assignees.

6  Include all applicable subfacilities.

D

Form of Assignment and Assumption

and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Avery Dennison Corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:  Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017, among Avery Dennison Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Commitment for all Lenders[9]	Amount of Commitment Assigned	Percentage Assigned of Commitment[10]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

7  List each Assignor, as appropriate.

8  List each Assignee, as appropriate.

9  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

10  Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

D

Form of Assignment and Assumption

[7.                               Trade Date:                    __________________]  11

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] [12] Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][13]

[AVERY DENNISON CORPORATION]

By:
Title:

11   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

12   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

13    To be added if the consent of the Borrower is required by the terms of the Credit Agreement.

D

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                        Representations and Warranties.

1.1.            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D

Form of Assignment and Assumption

[The][Each] Assignee represents and warrants as of the Effective Date to the Administrative Agent, [the][each] Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the Borrower, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

2.                        Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                    General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.

D

Form of Assignment and Assumption

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Avery Dennison Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ,

Form of U.S. Tax Compliance Certificate

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Avery Dennison Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S.  Person status on IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ,

Form of U.S. Tax Compliance Certificate

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Avery Dennison Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ,

Form of U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Avery Dennison Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Form of U.S. Tax Compliance Certificate

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ,

Form of U.S. Tax Compliance Certificate